JPMORGAN INSTITUTIONAL TRUST JPMORGAN TRUST I JPMORGAN TRUST II JPMORGAN TRUST IV
J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

J.P. MORGAN MUTUAL FUND INVESTMENT TRUST

UNDISCOVERED MANAGERS FUNDS

J.P. MORGAN EXCHANGE-TRADED FUND TRUST

JPMORGAN INSURANCE TRUST

277 Park Avenue

New York , NY 10172

December 21, 2023

Third Party Data:

The below terms represent the agreement between the Customer and J.P. Morgan, with respect to third party data that may be provided by J.P. Morgan to the Customer under the agreements listed in Schedule A hereto (each an “Agreement”).

1.	Definitions.

Capitalised terms used in these terms shall have the same meaning as defined in the Agreement, unless indicated otherwise.

“Customer” means each Trust listed above and each of its series (each, a “Fund”). Each Fund is a Customer under the applicable Agreement.

“J.P. Morgan” means JPMorgan Chase Bank N.A.

“Reports” means the reports, information or data provided by J.P. Morgan in connection with the provision of the Services.

“Services” means the services as set forth in the Agreement.

“Information Provider” means any person (including a J.P. Morgan affiliate) who provides software, information or the means of obtaining information on security prices, derivative prices, security characteristics data, market reference data derivative prices, foreign exchange, credit ratings, performance measurement or any other information obtained by J.P. Morgan in connection with the Services (including index return providers, security characteristics providers, and value-at-risk providers).

2.	Redistribution of Data from Third Parties.

The Reports and other output from the Services provided by J.P. Morgan to the Customer under the Agreement may contain data licensed from Information Providers. Such data is the intellectual property of those Information Providers and is subject to restrictions on use contained in the applicable license agreement between the Information Provider and J.P. Morgan, which J.P. Morgan cannot unilaterally change. J.P. Morgan will notify the Customer of any such restrictions that may affect the Customer’s use of that data to the extent provided herein, and shall use reasonable efforts to notify the Customer if the Information Provider adds additional restrictions on the use of such data. To the extent that Customer has been notified of any initial and additional restrictions on the use of the data, Customer acknowledges that its continued use of such data as provided herein shall constitute Customer’s acceptance of the initial and revised usage restrictions, provided, however, that any redistribution of such data or information derived therefrom may require a separate license from the relevant Information Providers.

To the extent of any inconsistency between the provisions of this letter and the relevant provisions of the Agreement, the provisions of this letter shall prevail. This letter is subject to the same governing law and terms regarding jurisdiction as are set out in the Agreement. Unless otherwise defined, terms used in this letter have the meaning given to them in the Agreement.

If one or more provisions of this letter are held to be invalid, illegal, or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

Please sign and return the enclosed copy of this letter to acknowledge the Customer’s agreement to the variation of the Agreement with the terms set out above.

JPMorgan Chase Bank, N.A

By: /s/ David Burfeind

Name: David Burfeind

Title: Executive Director

We agree to the variation of the Agreements with effect from December 21, 2023 on the terms set out above.

Signed …./s/ Shannon M. Gaines............

Shannon Gaines

Assistant Treasurer

for and on behalf of

JPMORGAN INSTITUTIONAL TRUST

JPMORGAN TRUST I

JPMORGAN TRUST II

JPMORGAN TRUST IV

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

J.P. MORGAN MUTUAL FUND INVESTMENT TRUST

UNDISCOVERED MANAGERS FUNDS

J.P. MORGAN EXCHANGE-TRADED FUND TRUST

JPMORGAN INSURANCE TRUST

Date ........Dec 21, 2023 | 9:03 AM PST.........

Schedule A

List of agreements between Customer and J.P. Morgan	Execution Date
Amended and Restated Global Custody and Fund Accounting Agreement for the J.P. Morgan Mutual Funds	March 31,2022
Amended and Restated Global Custody and Fund Accounting Agreement Between J.P. Morgan Exchange-Traded Fund Trust and JPMorgan Chase Bank, N.A.	October 1, 2017

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